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                                                                    EXHIBIT 23.3


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of FelCor Suite Hotels, Inc. on Form S-3 (File Nos. 333-04947 and 333-3170) of our report dated January 22, 1997, except as to the informations presented in the fifth paragraph of Note 5 and Note 16 for which the date is March 10, 1997, on our audits of the consolidated financial statements and financial statement schedule of FelCor Suite Hotels, Inc. as of December 31, 1996 and 1995 and for the years ended December 31, 1996 and 1995 and the period from July 28, 1994 (inception of operations) through December 31, 1994, which report is included in the 1996 Annual Report on Form 10-K.

                                        COOPERS & LYBRAND L.L.P.

/s/ COOPERS & LYBRAND L.L.P.

Dallas, Texas
March 28, 1997